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                                                                  EXHIBIT 99.1

                   F.N.B. CORPORATION ANNOUNCES CEO SUCCESSION

                       Robert V. New, Jr. Named Successor

Hermitage, PA--October 15, 2007--F.N.B. Corporation (NYSE: FNB), today announced that Robert V. New, Jr. has been elected President and Chief Executive Officer effective April 1, 2008. New will join F.N.B. Corporation in January and succeed Stephen J. Gurgovits, the current President and CEO. As previously announced, Gurgovits will become Chairman of the Board at year end 2007. New comes to F.N.B. Corporation from Green Bancorp, Inc. in Houston, TX, where he is currently President and CEO of Green Bank, N.A.

New has over 30 years of professional experience creating shareholder value, leading change, building successful businesses, developing efficient and repeatable business processes and producing high performance winning teams. New's well rounded career experience with investors, retail and commercial banking and operations, as well as his passion for customer service, immediately impressed the leadership of F.N.B. Corporation.

"Bob has been very successful working in both large financial institutions like Bank of America, as well as smaller community banks," stated Gurgovits. "His mix of experience makes Bob a perfect cultural fit."

In June of 2006, Gurgovits announced his plan to transition from full time management responsibilities to a part time consulting position effective December 31, 2008, in addition to continuing his role as Chairman. By announcing the transition plans early, the Succession Committee of the Board of Directors had adequate time to identify the best person and to facilitate a seamless transition.

"It was important to the future success of the Corporation that we conduct a thorough search for the next Chief Executive Officer," commented Gurgovits. "We found Bob's extraordinary record of leadership and valuable experience to be exactly what the Corporation was searching for to ensure F.N.B.'s continued success in building shareholder value."

 "I was drawn to the strong talent and entrepreneurial spirit of the board and the Company," said New. "F.N.B. Corporation has a proven reputation for creating shareholder value and delivering high quality customer service. This is an exciting opportunity, and I'm looking forward to working with the board of directors and the entire F.N.B. team as we transition the leadership."

New and his wife Pam both live their philosophy of community involvement and plan to continue that when they relocate to the Shenango Valley.

Gurgovits, a native of Sharpsville, PA, and a recognized community leader in economic development, is active in the community, serving on several boards. Currently he is also a Director of the American Banker's Association in Washington, DC.

"We're looking forward to Bob's contributions to the Corporation, as well as to the financial services industry and the community," added Gurgovits.



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ABOUT ROBERT V. NEW, JR.
Originally from California, New attended Trinity University in San Antonio, TX, where he earned a Bachelor of Science degree in Business Administration. New began his career in banking in 1974. He joined Texas Commerce Bancshares, now JP Morgan Chase, in 1979 where he served as President and CEO of several of its affiliate banks. In 1988, New joined what is now Bank of America, where he served in various executive roles across multiple lines of business. New joined Coastal Bank in 2002 as Chief Banking Officer until its sale to Hibernia National Bank. He served as Executive Vice President of Hibernia Bank, and in 2006, helped launch Green Bancorp, Inc.

ABOUT STEPHEN J. GURGOVITS
Gurgovits began his banking career with F.N.B. in 1961, serving in various capacities with the company, including President and Chief Executive Officer of First National Bank of Pennsylvania. He was named President and Chief Executive Officer of F.N.B. Corporation in January of 2004.

Under Gurgovits's leadership since 2004, F.N.B. Corporation has completed four bank mergers, doubled the size of its Insurance affiliate, expanded its finance company, and created a wholly owned merchant banking subsidiary, F.N.B. Capital Corporation. The Corporation has been recognized consistently for providing increased dividend payments.

ABOUT F.N.B. CORPORATION
F.N.B. Corporation, headquartered in Hermitage, PA had total assets of $6.1 billion at June 30, 2007. F.N.B. is a leading provider of banking, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, and Regency Finance Company. It also operates consumer finance offices in Tennessee and loan production offices in Tennessee and Florida.

Mergent Inc., a leading provider of business and financial information about publicly traded companies, has recognized F.N.B. Corporation as a Dividend Achiever. This annual recognition is based on the Corporation's outstanding record of increased dividend performance. The Corporation has consistently increased dividend payments for 34 consecutive years.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol FNB. Investor information is available on F.N.B. Corporation's Web site at http://www.fnbcorporation.com.

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